EXHIBIT 15-A


Chrysler Financial Corporation
27777 Franklin Road
Southfield, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and consolidated subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated April 8, 1997, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 is incorporated by reference in Registration Statement Nos. 33-55787, 33-55789 and 33-64179 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
April 10, 1997
Detroit, Michigan

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